AFFORDABLE RESIDENTIAL COMMUNITIES INC. CLOSES

SALE OF ITS COMMUNITIES BUSINESS

- Company Changes Name to Hilltop Holdings Inc. -

ENGLEWOOD, Colo., July 31, 2007—Affordable Residential Communities Inc. (NYSE: ARC) (the “Company” or “ARC”) today announced that the Company has closed the sale of certain of its assets, including the operating assets used in the Company’s manufactured home communities business and its manufactured home retail sales and financing businesses to American Residential Communities LLC, an affiliate of Farallon Capital Management, L.L.C. (“Farallon”), Helix Funds LLC (“Helix Funds”) and GEM Realty Capital, Inc. ("GEM"). The Company has received gross proceeds of approximately $890 million in cash, which represents the amount of the excess of $1.794 billion less the indebtedness assumed by American Residential Communities LLC. After giving effect to expenses and taxes and after giving effect to the Company's continued outstanding preferred stock and senior subordinated notes, the Company's net cash balance will be approximately $550 million. The Company expects to use a portion of the proceeds for general working capital, liquidation of OP units and to repay outstanding obligations. In addition, management anticipates seeking to make opportunistic acquisitions with certain of the proceeds.

In conjunction with this sale, the Company transferred the rights to the “Affordable Residential Communities” name and has changed its name to Hilltop Holdings Inc. In connection with the name change, the Company’s New York Stock Exchange trading symbols will change to “HTH” for its common stock and “HTHPRA” for its preferred stock, effective as of August 1, 2007.

About Affordable Residential Communities Inc./Hilltop Holdings Inc.

ARC/Hilltop, through its NLASCO subsidiary, is a property and casualty insurance company focused on providing fire and homeowners insurance for low value dwellings and manufactured homes through National Lloyds, rated “A” by AM Best and American Summit, rated “A-” by AM Best. The Company’s products are distributed through approximately 6,600 independent agents in 23 states.

About Farallon Capital Management, L.L.C.

Farallon is a global, San Francisco-based investment management company that manages discretionary equity capital of more than $26 billion, largely from institutional investors such as university endowments, foundations, and pension plans. Farallon was founded in March 1986 by Thomas F. Steyer. Farallon invests in public and private debt and equity securities, direct investments in private companies and real estate. Farallon invests in real estate across all asset classes around the world, including the United States, Europe, Latin America and India. More information about Farallon may be found at www.faralloncapital.com.

About Helix Funds LLC

Farallon’s joint venture partner in the acquisition of ARC’s manufactured home communities business is Helix Funds, a Chicago-based private real estate investment management company, which collectively has more than 40 years of experience in the manufactured home communities business, including the acquisition of more than 75 communities across the United States. More information about Helix Funds may be found at www.helixfunds.com.

About GEM Realty Capital, Inc.

Founded in 1994, GEM is a Chicago-based real estate investment company that invests in private-market and publicly traded real estate through two lines of business, GEM Realty Properties and GEM Realty Securities. GEM invests capital on behalf of pension funds, insurance companies, financial institutions, endowments, foundations, and private clients.

Investor Contact:

Larry Willard, 866-847-8931

Chief Executive Officer

investor.relations@aboutarc.com

or

Integrated Corporate Relations, Inc.

Brad Cohen, 203-682-8211